UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 23, 2015
BLOX, INC.
(Exact name of registrant as specified in its charter)
Nevada	000-53565	20-8530914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Suite 1500, 701 West Georgia St., Vancouver, British Columbia	V7Y 1G5
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(604) 696-4236
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

The Registrant announced that it has received high grade results from the near surface infill sampling campaign completed recently which focused on further defining the near surface mineralised continuity of the oxide resource near surface on its Mansounia Gold Project in Guinea, West Africa.

The first sampling program was completed in September 2015 and the second phase was completed in November 2015 in response to positive results from phase one of the sampling campaign completed by Spiers Geological Consultants on behalf of Blox Inc.

The Registrant has elected to continue with a second phase of infill sampling to both test unsampled core and to potentially extend the resource base, which is believed by the Registrant would further support and improve the project economics.

The completion of the infill sampling will now trigger a period of independent resource review and update which will be conducted with a view to upgrading the project Mineral Resource Estimates and subsequently fast-track the project into production.

Concurrent with the planned project feasibility analysis during 2016, other work will include geological and structural evaluations of the immediate and surrounding geological terrain, local and regional targeting and identification of potential additional mineralisation in-line with a move to an updated economic assessment.

Item 9.01	Financial Statements and Exhibits
99.1	News Release dated September 30, 2015
99.2	News Release dated December 23, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOX, INC.
/s/ Ronald Renne
Ronald Renne
Chairman
Date: December 23, 2015

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